Exhibit (99)B

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan 651-293-2809

ECOLAB RAISES DIVIDEND 14 PERCENT

ST. PAUL, Minn., December 8, 2005: The Board of Directors of Ecolab Inc. today increased the company’s quarterly cash dividend by 14% to $0.10 per common share, to be paid January 17, 2006, to shareholders of record at the close of business on December 20, 2005.  This results in a new indicated annual cash dividend of a record $0.40 per share, and represents Ecolab’s 14th consecutive annual dividend rate increase.

Commenting on the increase, Douglas M. Baker, Ecolab’s President and Chief Executive Officer commented, saying, “Ecolab had another excellent year in 2005 in spite of market challenges. This dividend increase reflects our excellent earnings progress in 2005, our strong financial position, and our commitment to developing superior shareholder returns.”

Ecolab has paid cash dividends on its common stock for 69 consecutive years.  Ecolab last increased its dividend in December 2004.

With 2004 sales of $4.2 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, foodservice, healthcare and industrial markets.  Ecolab shares are traded on the New York Stock Exchange under the symbol ECL.

Ecolab news releases and other investor information are available on the Internet at www.ecolab.com.

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